Exhibit 99.1

La Rosa Acquires Twelfth Real Estate Brokerage Franchisee

Launching La Rosa’s multi-level revenue share plan in Puerto Rico intended to empower realtors with a unique income stream

Hosting Discover the La Rosa Difference Event for Real Estate Agents on October 17th at 5 P.M. ET

Reaffirms target of generating $100 million in annualized revenue as a 2024 exit run rate

Celebration, FL / August 21, 2024 / – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a holding company for five agent-centric, technology-integrated, cloud-based, multi-service real estate segments, today announced that it has acquired a 100% interest in the Company’s franchisee - BF Prime LLC (“BF Prime”), located in Carolina, Puerto Rico. The franchisee provides residential and commercial real estate brokerage services. It also provides coaching and support services to agents on a fee basis.

The acquisition comes as part of La Rosa’s strategic expansion plan and brings its previously announced La Rosa’s Ultimate Plan to Puerto Rico. The Ultimate Plan is a five-level revenue share model intended to create a sustainable and lucrative income stream for real estate professionals. This model allows agents to generate earnings not only from their direct referrals but also from the referrals brought in by their recruits.

The Company is also hosting the Realtor Digital event and invites real estate agents to attend. Event details below:

Discover the La Rosa Difference Event:

Time: 5:00 pm- 8:00 pm ET

Date: Thursday, October 17th, 2024

Location: Hyatt Place Bayamón, Puerto Rico

Joe La Rosa, CEO of the Company, commented, “Puerto Rico’s real estate market is poised for significant growth, with projections estimating that its value will reach $389.7 billion by 2029. The residential real estate segment is at the forefront of this expansion, expected to hit a market volume of $253.7 billion in 2024. This growth is further bolstered by a rising demand for luxury beachfront properties, particularly among affluent international buyers, indicating potential growth for Puerto Rico’s real estate market in the years ahead.

“As we prepare to host our upcoming event in Puerto Rico, we anticipate recruiting even more agents to join our Company. We have a strong presence in the Hispanic community in Florida, where we are headquartered, which has established us as a trusted partner for real estate needs in the region. We are dedicated to replicating our successful model in Puerto Rico, bringing the same level of commitment and expertise. With over 600 agents in Puerto Rico, we are ushering in a new era in the real estate industry by introducing our multi-level revenue share plan. This plan combines immediate earning potential, a five-level structure, and the flexibility of a 100% commission model. Our commitment is to empower our agents with this comprehensive and innovative compensation system while fostering a culture of success. We invite new agents to join us on this exciting journey, where your success is not just a goal—it’s a shared triumph for every member of our real estate family. We continue to grow revenue organically, and as we continue acquiring franchisees, we expect significant additional contributions to our revenue growth throughout 2024. With our acquisition strategy and expanding agent base, we anticipate reaching an annualized revenue run rate of $100 million by the end of 2024, with profitability expected in 2025,” concluded Mr. La Rosa.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is disrupting the real estate industry by offering agents a choice between a revenue share model or an annual fee-based model with 100% agent commissions. Leveraging its proprietary technology platform, La Rosa empowers agents and franchisees to deliver top-tier service to their clients. The Company provides both residential and commercial real estate brokerage services and offers technology-based products and services to its sales agents and franchise agents.

La Rosa’s business model is structured around internal services for agents and external services for the public, including residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management. The Company has 23 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, Georgia and Puerto Rico. The Company also has 14 La Rosa Realty franchised real estate brokerage offices and branches and two affiliated real estate brokerage offices in the United States and Puerto Rico.

For more information, please visit: https://www.larosaholdings.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other reports and documents that we file from time to time with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com